Exhibit 23.4

Consent of Independent Auditor

Valley Green Bank

Philadelphia, Pennsylvania

We hereby consent to the use in the Joint Proxy Statement/Prospectus constituting a part of Amendment No. 1 to the Registration Statement on Form S-4 of Univest Corporation of Pennsylvania of the ParenteBeard LLC (“ParenteBeard”) report dated March 26, 2013, relating to our audit of the financial statements of Valley Green Bank as of December 31, 2012 and for the year then ended, which is contained in the Joint Proxy Statement/Prospectus. ParenteBeard merged into Baker Tilly Virchow Krause, LLP (“Baker Tilly”) on October 1, 2014. As such, Baker Tilly is a successor in interest to ParenteBeard.

Allentown, Pennsylvania

October 14, 2014